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                                                                   EXHIBIT (23)A


                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 for the Management Equity Participation Stock Option Plan, the Non-Qualified Performance Stock Option Plan for Key Employees, the Business Records Corporation Holding Company Non-Qualified Director Stock Option Plan, the Business Records Corporation 401(k) Retirement Plan and Trust of Cronus Industries, Inc., the Amended and Restated Business Records Corporation Stock Option Plan, and the Clinical Resource Systems, Inc. Stock Option Plan and Clinical Resource Systems, Inc. Common Stock Purchase Warrant of our report dated March 7, 1997 appearing on page 48 of this Form 10-K.



Price Waterhouse LLP

Dallas, TX
March 28, 1997


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